MMCA Auto Receivables, Inc.
                            6363 Katella Avenue
                           Cypress, CA 90630-5205



                                                August 11, 1998


 Securities and Exchange Commission
 450 Fifth Street
 Washington, D.C. 20549

 Attention: John White --- Examiner

                Re:  MMCA Auto Receivables, Inc.
                     MMCA Auto Owner Trust 1998-1
                     Amendment No. 1 to Registration
                     Statement on Form S-1
                     Registration No. 333-58869

 Ladies and Gentlemen:

           The undersigned Registrant is hereby withdrawing its request made earlier today that the effectiveness of the above-captioned Registration Statement be accelerated to 2:00 p.m. August 12, 1998 or as soon thereafter as practicable.

           Thank you for your attention to this matter.

                               Sincerely,

                               MMCA Auto Receivables, Inc.


                               By:     *
                                  ---------------------------------
                                   Hiroshi Yajima
                                   President


                                 *By: /s/ J. Sean Plater
                                     ------------------------------
                                      J. Sean Plater
                                      Attorney-in-fact